                                                                  EXHIBIT 11

           BURLINGTON NORTHERN SANTA FE CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


Year ended December 31,                                        1996           1995         1994
------------------------------------------------------------------------------------------------

Net income
----------
  Primary:
    Net income                                                $  889         $  92        $ 416
    Convertible and mandatory redeemable preferred
      stock dividends                                              -           (21)         (22)
                                                              ------         -----        -----
    Net income available for common shareholders              $  889         $  71        $ 394
                                                              ======         =====        =====

  Fully diluted:
    Net income                                                $  889         $  71        $ 416
                                                              ======         =====        =====

Weighted average number of shares
---------------------------------

  Primary:
    Average common shares outstanding                          152.1         104.4         89.1
    Common share equivalents resulting from assumed
      exercise of stock options                                  3.9           2.3          1.1
                                                              ------         -----        -----
                                                               156.0         106.7         90.2
                                                              ======         =====        =====
  Fully diluted (1):
    Average common shares outstanding                          156.0         106.7         89.1
     Common share equivalents resulting from assumed
       conversion of convertible preferred
       stock                                                       -             -          7.4
     Common share equivalents resulting from assumed
       exercise of stock options assuming full
       dilution                                                    -             -          1.0
                                                              ------         -----        -----
                                                               156.0         106.7         97.5
                                                              ======         =====        =====
Earnings per common share
-------------------------

  Primary                                                     $ 5.70        $ 0.67        $4.37
  Fully diluted                                                 5.70          0.67         4.27


  Primary earnings per common share are computed by dividing net income, after deduction of preferred stock dividends, by the weighted average number of common shares and common share equivalents outstanding. Fully diluted earnings per common share are computed by dividing net income by the weighted average number of common shares and common share equivalents outstanding. Common share equivalents are computed using the treasury stock method. An average market price is used to determine the number of common share equivalents for primary earnings per common share. The higher of the average or end-of-period market price is used to determine common share equivalents for fully diluted earnings per common share. In addition, the if-converted method was used for convertible preferred stock when computing fully diluted earnings per common share. The average number of common shares used for earnings per share calculations for the year ended December 31, 1995 reflect the effect of common shares issued in connection with the merger with Santa Fe Pacific Corporation (SFP) as outstanding for the period from September 22, 1995 through December 31, 1995.

  Earnings per common share may not compute due to the level of rounding in this exhibit.

  (1) For the year ended December 31, 1995, the computation of fully diluted earnings per share was antidilutive; therefore, the amounts reported for primary and fully diluted earnings per share are the same.